                                                                     Exhibit 2.8
                                                                     -----------



As amended
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                     DISTRIBUTION-RELATED OPTION AGREEMENT

     THIS AGREEMENT dated as of August 28, 2000 by and among Cabletron Systems, Inc. ("CSI"), Aprisma Management Technologies, Inc. ("Aprisma"), Enterasys Networks, Inc. ("Enterasys"), GlobalNetwork Technology Services, Inc. ("GNTS") and Riverstone Networks, Inc. ("Riverstone"):

                                  WITNESSETH:

     WHEREAS Aprisma, Enterasys, GNTS and Riverstone (each, a "Newco" and collectively, the "Newcos") are all parties, together with CSI, to that certain Transformation Agreement entered into as of June 3, 2000 (the "Transformation Agreement"), Section 4.8 of which provides that in the event of a distribution by CSI to its shareholders of stock of a Newco certain adjustments will be made to outstanding compensatory stock options previously issued by CSI and certain additional stock options will be issued by the Newco to holders of the CSI options; and

     WHEREAS the Transformation Agreement also provides that CSI and the Newcos will agree upon additional details relating to such stock option adjustments and grants;

     NOW, THEREFORE, in consideration of these presents and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, CSI and the Newcos agree as follows:

     1.  Defined Terms.  Except as otherwise expressly provided herein, all
         -------------
initially capitalized terms herein shall have the same meaning as in the Transformation Agreement.

     2.  Rainbow Awards.  In the event of a Distribution by CSI of shares of
         --------------
stock of a Newco (the "Distributed Newco"), the Distributed Newco shall cause
                       -----------------
there to be issued, promptly following the Distribution, to each individual or other person (a "Recipient") who at the close of the day immediately preceding
                 ---------
the date of the Distribution holds an option (an "Eligible CSI Option") to
                                                  -------------------
acquire shares of CSI stock that has been granted in connection with the performance of services (other than an option under CSI's stock purchase program or programs), an option (the "Rainbow Option") to acquire, on the terms
                              --------------
hereinafter provided, shares of stock of the same class as the stock distributed generally in the Distribution ("Newco Stock"). Subject to adjustment as
                                -----------
described below, each Rainbow Option shall be for the number of shares of Newco Stock, rounded down to the nearest whole share, that the Recipient would have been entitled to receive in the Distribution with respect to the shares of CSI stock subject to the Eligible CSI Option if he or she had owned such shares of CSI stock outright on the record date of the Distribution, determined using the same distribution ratio of Newco Stock to CSI stock as is actually used in the Distribution. The per-share exercise price for each Rainbow Option issued in respect of an Eligible CSI Option in connection with a distribution of Newco Stock shall be determined as follows:

          (i) First, the per-share price at which the Newco Stock first trades on the date of the Distribution (the "opening Newco Stock price") shall be determined. If the Newco Stock is not publicly traded on such date, the opening Newco Stock price shall be determined for the next trading day on which the Newco Stock is publicly traded.

          (ii) Second, the per-share closing price, regular way, of the CSI stock shall be determined for the trading day next preceding the date of the Distribution.

          (iii) Third, the exercise price (determined before the adjustments described in this Agreement) for the Eligible CSI Option shall be divided by the per-share closing price of the CSI stock determined under clause
     (ii) above.

          (iv) Fourth, the opening Newco Stock price of one share of Newco Stock determined under clause (i) above shall be multiplied by the ratio determined under clause (iii) above. The resulting per-share price, rounded up to the nearest penny, shall be the per-share exercise price of the Rainbow Option.

Also in connection with the Distribution, CSI shall cause the per-share exercise price of each Eligible CSI Option (determined before the adjustments described in this Agreement) to be adjusted as follows:

          (A) First, the per-share price at which the CSI stock (trading ex-distribution) first trades on the date of the Distribution (the "opening CSI stock price") shall be determined.

          (B) Second, such per-share opening CSI stock price on the date of the Distribution shall be multiplied by the ratio determined under (iii) above. The resulting per-share price, rounded up to the nearest penny, shall be the adjusted per-share exercise price of the Eligible CSI Option.

For the avoidance of doubt, the term and vesting provisions of the Eligible CSI Options shall not be adjusted. If, in the case of any Recipient, the spread (as hereinafter defined) in the Rainbow Options allocable to such Recipient plus the spread in the Recipient's Eligible CSI Options, in each case determined as of the date of the Distribution and taking into account any adjustment in the exercise price of the Eligible CSI Options required by the preceding sentence, (the "aggregate post-Distribution spread") exceeds the spread in the Recipient's
      ----------------------------------
Eligible CSI Options on the trading date immediately preceding the date of the Distribution (determined by reference to the exercise price for such options before adjustment as described in this Agreement) (the "pre-
                                                        ---

Distribution spread"), the per-share exercise price of the Recipient's Rainbow
-------------------
Option shall be increased and the per-share exercise price of the Recipient's Eligible CSI Option shall be similarly adjusted (in each case such that the ratio of exercise price to stock value is substantially the same in the case of both the Rainbow Option and the Eligible CSI Option) until the aggregate post-Distribution spread no longer exceeds the pre-Distribution spread, and shall then be rounded up to the nearest penny. If the aggregate post-Distribution spread is less than the pre-Distribution spread, CSI may (but shall not be required to) issue to each Recipient additional options to acquire CSI stock, with the same terms and subject to the same conditions as the Recipient's Eligible CSI Options, for the number of whole shares required to cause the post-Distribution spread as nearly as possible to equal (but in no event to exceed) the pre-Distribution spread. For purposes of this Agreement, in the case of any Eligible CSI Option, additional CSI option or Rainbow Option, "spread" means
                                                               ------
          (A) for purposes of determining the post-Distribution spread, the excess of the aggregate opening Newco Stock price or the aggregate opening CSI stock price, as the case may be, for the shares subject to such option over the aggregate option exercise price for such shares; and

          (B) for purposes of determining the pre-Distribution spread, the excess of the aggregate closing price of the CSI stock traded regular way on the trading day next preceding the date of the Distribution over the aggregate option exercise price for such shares.

Each Rainbow Option shall be subject to terms substantially similar to those which apply to other stock options issued by the Distributed Newco, subject to
the following:   (I) except as provided at (II) immediately following, the
vested status and exercisability of the Rainbow Option, and the term and expiration provisions of such option, shall be the same as the Eligible CSI Option to which it relates; but (II) in the event of a "covered transaction" or "Sale" (as those terms are defined in the applicable stock incentive plan of the Distributed Newco under which the Rainbow Option is granted) occurring while the Rainbow Option is still outstanding, the Rainbow Option will be accelerated to the same extent, if any, as other then-outstanding stock options issued by the Distributed Newco under such plan, and if in connection with such transaction there is an assumption or substitution of option by an acquiring or surviving entity or an affiliate thereof with respect to such other Distributed Newco options, the Distributed Newco will provide for comparable treatment for the Rainbow Option. CSI and each Newco shall take such measures as are necessary to carry out the provisions of this Agreement, including, without limitation, reserving a sufficient number of shares and causing the shares to be registered under the Securities Act and applicable state securities laws, if any. The Rainbow Options to be granted pursuant to this Agreement by any Newco shall be granted pursuant to the 2000 Equity Incentive Plan established for such Newco (each, a "Newco EIP"). Subject to any increase in the maximum number of shares issuable under the Newco EIP that may be established and approved at least six months following the Distribution of such Newco and subject to any adjustments pursuant to the Newco EIP for stock splits, stock dividends and similar events, the shares issuable pursuant to Rainbow Options granted pursuant to this Agreement by such Newco and required to be reserved pursuant to the immediately preceding sentence shall, except as otherwise provided in the Newco EIP, be subtracted from the maximum number of shares established for awards pursuant to the Newco EIP of such Newco in determining the number of shares that may be issued under other awards under such Newco EIP; and each Newco shall limit the number of awards otherwise made under its Newco EIP so as to ensure the availability of shares thereunder for the Rainbow Option awards contemplated by this Agreement.

     3.  Binding Effect; Amendment.   This Agreement shall be binding on the
         -------------------------
parties hereto and on their respective successors and assigns. This Agreement as it relates to any Newco may be amended by written instrument executed by such Newco and by CSI. In addition, CSI may unilaterally amend this Agreement to the extent it determines such amendment to be necessary to ensure to the maximum extent possible that the adjustments and transactions described in this Agreement are treated for book accounting purposes as not giving rise to a compensation expense or additional compensation expense either to CSI or to the Newcos, including, without limitation, by changing the determination dates for the computations and adjustments described herein, any such amendment to be binding on the parties hereto and on their respective successors and assigns in accordance with its terms.

     4.  Miscellaneous.  In the event of any inconsistency between the
         -------------
provisions of Section 4.8 of the Transformation Agreement and this Agreement, the provisions of this Agreement shall control.


           [THE REST OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first written above, by their respective officers, thereunto duly authorized.


                                 CABLETRON SYSTEMS, INC.


                                 By: /s/ Piyush Patel
                                     -------------------------------
                                     Title: President, CEO and Chairman


                                 APRISMA MANAGEMENT TECHNOLOGIES, INC.


                                 By: /s/ Eric Jaeger
                                     -------------------------------
                                     Title: Secretary


                                 ENTERASYS NETWORKS, INC.


                                 By: /s/ Eric Jaeger
                                     -------------------------------
                                     Title: Secretary


                                 GLOBALNETWORK TECHNOLOGY SERVICES, INC.


                                 By: /s/ Eric Jaeger
                                     -------------------------------
                                     Title: Secretary


                                 RIVERSTONE NETWORKS, INC.


                                 By: /s/ Eric Jaeger
                                     -------------------------------
                                     Title: Secretary